Exhibit 4 of 8
Assignment of Hedging Account

Assignment of Hedging Account, dated as of November 30, 1999 between A-Mark Precious Metals, Inc. (the "Company"), Brown Brothers Harriman & Co., KBC Bank N.V., MeesPierson N.V., RZB Finance LLC, and any other lender that may be added from time to time (collectively, the "Lenders"), and Brown Brothers Harriman & Co. in its capacity as agent for the Lenders ("Agent"), and Carr Futures Inc. (the "Broker").

Whereas, the Company has executed an Amended and Restated Collateral Agency Agreement dated November 30, 1999 pursuant to which it has appointed the Agent as agent for itself and the other Lenders; and

Whereas, the Company carries accounts (Accounts Numbered 56961221,56961222,
56961223, and 56961224, further with the firm of Carr Futures as brokers whose address is Two
World Financial Center, 62nd Fl., New York, NY 10018 for trading in commodity futures contracts (such account hereinafter called the "Accounts"); and

Whereas, the Company is now and may hereafter become indebted to the Lenders; Now therefore, the Company, the Broker and the Agent hereby covenant and agrees as follows:

1. The Company confirms that pursuant to the terms of the Amended and Restated Collateral Agency Agreement it has, as security for payment of the Liabilities granted to the Lenders security interests in the Company's personal property including, without limitation, its right to payment of any balance which may remain to the credit to the Account upon the closing thereof and any and all of the Company's existing and hereafter acquired rights to and under all futures contracts sold or purchased by the Company and all documents of title together with the goods represented thereby and all proceeds thereof, provided, however, that said security interest shall be subject to the prior payment of all indebtedness of the Company to the Broker arising solely with regard to the Account, as such may exist from time to time, including fees and commissions.

2. The Broker is hereby authorized and directed to pay to the Agent upon its demand all funds that may hereafter be withdrawable or payable out of the Account of the Company with the Broker, and the Company agrees that it will not withdraw or attempt to withdraw any funds or other property from the Account. The Agent is hereby authorized and fully empowered without further authority from the Company to request the Broker to remit to the Agent any funds that may be due to the Company, and the Broker, is hereby authorized and directed, and agrees to pay to the Agent such sums as it shall so request or demand without the consent of, but with notice to, the Company. The Agent and the Company each agree to hold the Broker harmless from any and all liabilities and expenses (including reasonable attorneys fees) arising out of the Broker's making of said payments to the Agent as set forth in the paragraph 2.

The Agent agrees that unless the Company is in default, the Agent shall at the request of the Company pay to the Company all amounts paid the Agent by the Broker pursuant to this paragraph.

3. The Company hereby irrevocably appoints the Agent its true and lawful attorney to demand, receive and enforce payments and to endorse instruments, give receipts, releases, satisfaction for, and to sue for all monies payable to the Company and this may be done in the name of the Agent with the same force and effect as the Company could do had the Agreements not been made. This appointment is coupled with an interest. Any and all monies or payments which may be received by the Company to which the Agent is entitled under and by reason of the Agreement and this instrument, will be received by the Company as trustee for the Agent, and will be immediately delivered in kind to the Agent without commingling.

4. Nothing contained herein shall be construed to prevent the Company from remaining the owner, subject to the interest of the Agent as it may appear, of the Account.

5. If the Agent advises the Broker in writing that a default has occurred and is continuing, the Agent shall be entitled, without consent or concurrence of, but with concurrent notice to the Company, to direct the Broker to, and the Broker shall, liquidate any or all then outstanding open positions in the Account and to direct the Broker to pay to the Agent the credit balance as shall exist in the said Account after such liquidation and after the payment to the Broker of all the indebtedness of the Company to the Broker in connection with transactions in the Account.

6.     Any sums paid by the Broker from the Account to the Agent hereunder shall be applied in the discretion of the Agent. The receipt or receipts of the Agent for such funds so paid to it by the Broker, shall as to the Broker, operate as a receipt by the Company as fully and as completely as if funds had been paid to the Company in person and receipted for by the Company.

7.     If at any time during the continuance of any contract or contracts, the Broker may require additional margin in order to protect such contract or contracts, the Agent may advance to the Broker on behalf of the Company such amount as may be required to protect such contracts, provided, however, that the company shall in all respects remain liable to the Agent and Lender for any amount so advanced, and such amounts shall be secured by the Security as such term is defined in the Borrowing Base and Agency Agreement.

8.     The Agent is hereby authorized and empowered upon request to receive from the Broker, and the Broker is authorized and directed to deliver to the Agent upon request by the Agent copies of confirmations on all contracts executed for the account of the Company, copies of the monthly position and ledger account of the Company, and copies of any and all matters pertaining to the Account.

All parties to this Agreement agree that it shall be subject to the terms and conditions of any other agreements and/or contracts entered into between the Broker and the Company heretofore, and nothing contained herein shall change or alter said other agreements and/or contracts,

9. The Company agrees that, except where the Broker receives joint instructions to the contrary from both the Company and the Agent, all withdrawals of funds or property from the Account shall be paid to the Agent for the account of the Company.

10. As between the Company and the Agent, this instrument shall remain in full force and effect until this Agreement is terminated. Any cancellation of this instrument shall be without effect as to the Broker until the Broker is notified in writing by the Agent.

11. The Company hereby represents and warrants to the Agent that the Account has not heretofore been encumbered, alienated or assigned and shall not be further encumbered, alienated or assigned.

12. This Agreement shall be binding upon the Company, its successors and assigns, and it shall be binding upon and inure to the benefit of the Agent and the Broker.

13. This Agreements shall be governed by the laws of the State of New York without regard to New York's choice of law principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

A-MARK PRECIOUS METALS, INC.

By:______________________________
Title:_____________________________

Carr Futures, Inc.

By:_____________________________
Title:____________________________

per pro BROWN BROTHERS HARRIMAN & CO., as Agent

By:____________________________
Title:___________________________

NOTICE OF SECURITY INTEREST

Bank

Dear Sir:

Written notice is hereby given to Bank(hereinafter referred to as "Bank") in accordance with Section 9203(1)(g)(11) of the Uniform Commercial Code in effect in the State of California by A-Mark Precious Metals, Inc. (hereinafter referred to as the "Borrower") and Brown Brothers Harriman & Co. (hereinafter sometimes referred to as the "Agent"), as Agent under that certain Amended and Restated Collateral Agency Agreement ("the Security Agreement") dated November 30, 1999 by and among the Borrower, KBC Bank N.V., Mees Pierson N.V., RZB Finance LLC and Brown Brothers Harriman & Co. and any other Banks that may from time to time be added or removed, that effective as of the date hereof and continuing until further written notice is given to Bank by the Agent, the Agent maintains a security interest in the following accounts together with all monies and claims for money now or hereafter due and payable thereon or maintained therein (the "Accounts").

Name in which	Branch in which
Accounts are maintained	Accounts are maintained	Account Numbers

A-Mark Precious Metals, Inc.	(Address)	(Account Number)

This letter is your notification of the above described assignment and security interest in the Accounts and constitutes:

(a) An irrevocable authority, direction and instruction for Bank, if instructed in writing (either by telefax, telex or mail) by the Agent, to make no payment or remittance from the Accounts except as set forth herein below, except you may charge the Accounts for any transfers authorized to be made from the Accounts to the extent there are available funds until such time as you receive contrary instructions from the Agent as herein provided;

(b) An irrevocable authority, direction and instruction for Bank, if instructed in writing (either by telefax, telex or mail) by the Agent, to remit to the Agent, at the address set forth below, all amounts, from time to time, deposited in the Accounts;

(c) Bank's authorization to distribute to the Agent copies of all statements, as and when sent to the Borrower, with respect to the Accounts and to provide to the Agent from time to time such information about the Accounts as the Agent may request, all at the Borrower's expense; and,

(d) Bank's notification that the appointment, authority, instruction and direction herein contained are coupled with an interest and are in all respects irrevocable and without right of recession or modification without the written consent of the Agent.

Bank hereby acknowledges that, except pursuant to court order, monies or other property from time to time deposited and/or for the Borrower's credit in the Accounts will not be subject to deduction, setoff, banker's lien or any other lien, claim, encumbrance or right Bank may have against us or against the Borrower; except that Bank may charge the Accounts for (i) any returned and unpaid deposit items previously deposited into the Accounts and (ii) all applicable deposit service charges and fees relating to the Accounts that are due and not yet paid by the Borrower. After covering all items listed in Items (i) and (ii) Bank will release all remaining funds to Brown Brothers Harriman & Co.

This Notice of Security Interest and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the internal laws of the State of California.

This Notice of Security Interest contains the entire agreement among the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of the Agent hereunder be waived or released or discharged, except upon execution by the Agent of a written instrument so providing. In the event that any provision in this Notice of Security Interest is in conflict with, or inconsistent with, any agreement among you and the Borrower to which the Agent is not a party, this Notice of Security Interest will exclusively govern and control. Each party agrees to take all actions reasonably requested by the Agent to effectuate the purposes hereof.

This Notice of Security Interest may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument. This Notice of Security Interest will become effective immediately upon execution of a counterpart hereof by all parties hereto.

Please indicate your agreement to the foregoing by signing where indicated.

Sincerely,

Kimberly S. Oates
Assistant Manager

The signatures below indicate your agreement to the foregoing Notice of Security Interest.

Agreed:

A-Mark Precious Metals Inc.

________________________

Acknowledged:

Bank

________________________

Brown Brothers Harriman & Co.
59 Wall Street
New York, NY 10005

RE: Irrevocable Standby Letter of Credit (the "Letter of Credit")

Ladies/Gentlemen:

A-Mark hereby assigns, transfers and sets over to Brown Brothers Harriman & Co. as agent (in such capacity, the "Agent") for the benefit of the Lenders (as such term is defined in the Collateral Agency Agreement dated November 30, 1999 among A-Mark and such Lenders; hereinafter the "Collateral Agency Agreement") as amended, modified or restated from time to time, all of A-Mark's right, title and interest in and to the proceeds (the "Proceeds") of the Letter of Credit (including without limitation the right to draw under the Letter of Credit), and all other rights and claims of A-Mark against the Issuer, any confirming bank or any other person or entity in connection with the Proceeds. The Agent shall hold and/or dispose of the Letter of Credit and the Proceeds as consigned material in accordance with Section V, B (2) and Section VIII of the Collateral Agency Agreement.

A-Mark hereby irrevocably authorizes the Agent to take any and all actions or proceedings either in the Agent's own name or in the name of A-Mark (including without limitation the completion and presentation to the Issuer or any confirming bank of any drafts, statements or other instruments or documents required for a drawing under the Letter of Credit), or otherwise which the Agent may deem necessary or advisable to effect the provisions of this Assignment.

In furtherance of this Assignment, enclosed is the original Letter of Credit. Also enclosed are the following instruments and/or documents required for a drawing under the Standby Letter of Credit, each signed by an authorized signatory of A-Mark and undated:

• a draft drawn on XXXXXXXXX bank as to amount and
• both of the statements by A-Mark specified in the Letter of Credit

•	a letter to XXXXXXXXXXXXXXXX stating that a specified amount is being drawn under the Letter of Credit

Brown Brothers Harriman & Co.
DATE

The Agent shall accord the Letter of Credit, the Proceeds and any other instruments or documents in its possession which are required for a drawing under the Letter of Credit that degree of ordinary care that the Agent accords its own similar property or the similar property of others held by the Agent under similar circumstances.

A-Mark agrees that it will not consent to any assignment, modification, waiver or cancellation of the Letter of Credit except with the prior written consent of the Agent. A Mark represents that it has not heretofore transferred, assigned, pledged or otherwise encumbered the Proceeds of the Letter of Credit.

This Assignment shall be governed and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

A-MARK PRECIOUS METALS, INC.

By:___________________________

Agreed and Accepted:

BROWN BROTHERS HARRIMAN & CO.

By:_________________________________
Name:
Title:

Dme

Re:        Irrevocable Standby Letter of Credit Number XXXXX dated DATE Drawn Under BANK NAME

BANK NAME ADDRESS

Gentlemen:

A-Mark Precious Metals, Inc. ("A-Mark") hereby certifies that:

The amount of the draft attached is an amount which the drawer is entitled to draw hereunder pursuant to the consignment agreement dated DATE including amendments between CUSTOMER    and A-Mark Precious Metals, Inc. and such amounts remain unpaid representing:

1. the current value in U.S. dollars covered by said consignment under which default has occurred, plus
2. other amounts remain unpaid representing the current value in U.S. dollars covered by said consignment under which default has occurred, plus
3. other amounts due under said consignment agreement, plus
4. amounts due on purchases as per attached invoices.

The drawer has given notice today by telex, registered CUSTOMER that such amount is being drawn.

Sincerely,

A-MARK PRECIOUS METALS, INC.

Alison Adams
Chief Financial Officer
Senior Vice President

Attachment (1)

Date_________________

Re:	Irrevocable Standby Letter of Credit
Number XXXXX dated DATE
Drawn Under
BANK NAME

Expiration Date: DATE

BANK NAME
ADDRESS

Gentlemen:

A-Mark Precious Metals, Inc. ("A-Mark") hereby certifies that:

The amount of the sight draft accompanying this statement represents an amount due A-Mark Precious Metals, Inc. A-Mark Precious Metals, Inc. has not received a replacement Letter of Credit nor has this Letter of Credit been extended per the terms agreed upon between A-Mark Precious Metals, Inc. and CUSTOMER which qualifies as a default under these terms pursuant to the Consignment Agreement dated DATE between A-Mark Precious Metals, Inc. and CUSTOMER.

The drawer has given notice today by telex, registered or certified mail, to CUSTOMER that such amount is being drawn.

Sincerely,

A-MARK PRECIOUS METALS, INC.

Alison Adams
Chief Financial Officer
Senior Vice President

Date________________________

CUSTOMER NAME
ADDRESS

Gentlemen:

Please be advised that, as of today, A-Mark Precious Metals, Inc. has drawn $__________ on the Irrevocable Standby Letter of Credit Number: XXXXX issued by BANK NAME, CITY.

Sincerely,

A-MARK PRECIOUS METALS, INC.

Alison Adams
Chief Financial Officer
Senior Vice President

Drawn Under
BANK NAME
Irrevocable Standby Letter of Credit
Number XXXXX dated DATE

Date__________________

____________________________AT SIGHT__________________$_____________________

PAY TO THE ORDER OF A-Mark Precious Metals, Inc.

_________________________________________________________________________Dollars
Value Received and Debit the same to the Account of CUSTOMER

TO: BANK NAME	A-Mark Precious Metals, Inc.
ADDRESS	(Title of Account)

Alison Adams
Chief Financial Officer
Senior Vice President

Exhibit 7

[Opening Bank or Confirming Bank]

IRREVOCABLE LETTER OF CREDIT NO.

A-Mark Precious Metals, Inc.	Date:________________________________________
100 Wilshire Blvd., Third Floor	Draft must be marked:
Santa Monica, CA 90401	"Drawn Under Credit No.________________________"

Gentlemen:

We hereby establish our irrevocable letter of credit in your favor up to an aggregate amount of ________________US dollars ($ number) by order of and for the account of ___________(consignee) available by presentation to us of the following:

1.	Original of this letter of credit.

2.	Draft(s) drawn at sight on us quoting this Letter of Credit number

3.	A statement signed by your purportedly authorized representative certifying either of the following:

a.
"The amount of sign draft accompanying this statement represents the amount due and unpaid by ___________ (consignee) pursuant to the Trading Agreement dated __________, 19___ between A-Mark Precious Metals, Inc. and ___________(consignee) or the Consignment Agreement dated ____________, 19___ between A-Mark Precious Metals, Inc. and __________ (consignee)"

OR

b.
"The amount of the sight draft accompanying this statement represents an amount due A-Mark Precious Metals, Inc. A-Mark Precious Metals, Inc. has-not received a replacement letter of credit nor has this letter of credit been extended per the terms agreed upon between A-Mark Precious Metals, Inc. and ______________(consignee) which qualifies as a default under the terms pursuant to the Consignment Agreement dated _______________, 19___ between A-Mark Precious Metals, Inc. and _________________ (consignee).

Partial drawings permitted.

Drawing documents must be presented by Brown Brothers Harriman & Co., to our offices at ________________________ no later than (expiration date).

Payments under this letter of credit shall be made in immediately available funds to Account #0203653 at Brown Brothers Harriman & Co., 59 Wall Street, New York, New York 10005, hich payments must reference the beneficiary, the Letter of Credit No.__________________(number).
[It is preferred that the payment instructions be included in the body of the letter of credit, however, these instructions must at least be included in the drawing letter.]

Except as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform
Customs and Practices for Documentary Credit", 1983 Revision, ICC Publication No. 500.

This Letter of Credit may not be amended, modified or canceled without the prior written consent of Brown Brothers Harriman & Co. as Agent for the "Lenders" as defined under the Amended and Restated Collateral Agency Agreement dated ______________.

We hereby agree that drawings under and in compliance with the terms of this credit shall be duly honored upon due presentation and delivery of documents as specified.

Exhibit 7

[Opening Bank or Confirming Bank]

IRREVOCABLE LETTER OF CREDIT NO.

A-Mark Precious Metals, Inc.	Date:________________________________________
100 Wilshire Blvd., Third Floor	Draft must be marked:
Santa Monica, CA 90401	"Drawn Under Credit No.________________________"

Gentlemen:

We hereby establish our irrevocable letter of credit in your favor up to an aggregate amount of ________________US dollars ($ number) by order of and for the account of ___________(consignee) available by presentation to us of the following:

1.	Original of this letter of credit.

2.	Draft(s) drawn at sight on us quoting this Letter of Credit number

3.	A statement signed by your purportedly authorized representative certifying either of the following:

a.
"The amount of sign draft accompanying this statement represents the amount due and unpaid by ___________ (consignee) pursuant to the Trading Agreement dated __________, 19___ between A-Mark Precious Metals, Inc. and ___________(consignee) or the Consignment Agreement dated ____________, 19___ between A-Mark Precious Metals, Inc. and __________ (consignee)"

OR

b.
"The amount of the sight draft accompanying this statement represents an amount due A-Mark Precious Metals, Inc. A-Mark Precious Metals, Inc. has-not received a replacement letter of credit nor has this letter of credit been extended per the terms agreed upon between A-Mark Precious Metals, Inc. and ______________(consignee) which qualifies as a default under the terms pursuant to the Consignment Agreement dated _______________, 19___ between A-Mark Precious Metals, Inc. and _________________ (consignee).

Partial drawings permitted.

Drawing documents must be presented by Brown Brothers Harriman & Co., to our offices at ________________________ not later than (expiration date).

It is a condition of this letter of credit that any payments made hereunder are to be made to the account of A-Mark Precious Metals, Inc. (0203653) at Brown Brothers Harriman & Co., 59 Wall Street, New York, New York 10005

This letter of credit is subject to the Uniform Customs and Practices for Documentary Credits (1983 Revision) International Chamber of Commerce Publication No. 500.

We hereby engage with you that all documents drawn hereunder and presented in strict compliance with the terms of this credit will be duly honored upon due presentation.

Exhibit 8

CONSIGNMENT AGREEMENT
GOLD
___________________________

This Agreement is between A-Mark Precious Metals, Inc. ("A-Mark")

and

("Consignee")

CONSIGNMENT AGREEMENT
(GOLD)

Copyright 1992 A-Mark Precious Metals, Inc.
Revised 1999

This Consignment Agreement ("Agreement") is between A-MARK PRECIOUS METALS,INC. ("A-Mark") and _______________ ("Consignee"), a corporation and engaged in the business ____________________.

NOW THEREFORE, the parties agree as follows:

1. DEFINITIONS.

Business Day: A day on which Banks in California are open for business. (Excluding
Saturday and Sunday).

Consigned Metal: Gold bars of generally accepted sizes and refmery hallmarks and/or gold shot, containing a minimum of .9999 fine troy ounces of pure gold per 1.000 troy ounces of material, and/or coins of generally accepted sizes and hallmarks and/or other gold bearing materials as the parties may agree from time to time that have been delivered under paragraph 2 and not yet purchased and paid for under paragraph 7 under the terms of this Agreement.

Value:    The London Bullion Brokers' second daily fixing price multiplied by the number of troy ounces of Consigned Metal, plus A-Mark's applicable premium. If on any day there is no London Bullion Brokers' second daily gold fixing price, then A-Mark's offer price for spot gold in effect at the approximate time the London Bullion Brokers' second daily fixing price would have been established, plus A-Mark's applicable premium, shall be used. If on any day there is no London Bullion Brokers' second daily gold fixing price and no A-Mark offer price, then the price of the next Business Day on which a price was established shall be used.

Value Limit: The maximum value of Consigned Metals permitted by Paragraph 2 of this
Agreement.

2.    CONSIGNMENT. Pursuant to requests of the Consignee from time to time for shipment, subject to the provision by Consignee to A-Mark of collateral, in such form, and amount as solely determined by A-Mark, A-Mark may, at A-Mark's sole discretion, deliver on consignment a quantity of Consigned Metal up to and including____________troy ounces. In the event the Value of Consigned Metal outstanding, including any quantity requested for shipment would exceed_____________(the "Value Limit"), A-Mark may reject the Consignee's request for shipment and/or request cash collateral, or other collateral acceptable to A-Mark in A-Mark's sole discretion, in such amounts as A-Mark shall solely determine as security for Values in excess of the Value Limit stated above.

If for any reason whatsoever the Value of Consigned Metal outstanding under this Agreement exceeds the Value Limit specified above, then A-Mark, at its sole option, may notify Consignee by telephone or telex to either: (a) return to A-Mark, in the manner specified by A-Mark, within twenty-four (24) hours, sufficient Consigned Metal so that the Value Limit is not exceeded, (b) purchase sufficient quantities of Consigned Metal from A-Mark, at A-Mark's then quoted market within one (1) hour of such notice, with payment due within one (1) Business Day per the terms of Paragraph 10, so that the Value Limit is not exceeded, or (c) within one (1) hour provide A-Mark with cash collateral, or other collateral acceptable to A-Mark in A-Mark's sole discretion, in an amount acceptable to A-Mark to secure the Value of the Consigned Metal.

All Consigned Metal requested by Consignee shall be shipped by common carrier at Consignee's expense so as to arrive at Consignee's place of business, as specified in Paragraph 16 hereunder, or at another previously agreed upon delivery point, within five (5) Business Days following receipt of such request for shipment subject to Section 2 hereof.

3.    USE OF CONSIGNED METAL. Consignee is authorized to use the Consigned Metal only as a constituent part of goods for resale, or goods to be produced and manufactured for resale, and Consignee shall not resell any such Consigned Metal in excess of 100 troy ounces in the aggregate or such other goods containing Consigned Metal until all the Consigned Metal to be resold shall be purchased and paid for from A-Mark.

4.    DUTIES OF CONSIGNEE. Upon receipt by consignee of Consigned Metal, Consignee shall assume all risk of loss, including but not limited to theft, damage or destruction of Consigned Metal until such Consigned Metal is either purchased and paid for or returned, received and accepted by A-Mark. Consignee shall maintain such Consigned Metal (and the products manufactured therefrom) in a secure location at its place of business or at another location previously agreed upon with Consignor in writing, and pay all costs of security and storage in connection therewith.

Consignee shall at all times also maintain an all-risk policy of casualty insurance in an amount and with terms satisfactory to A-Mark, against any theft, loss, damage or destruction of the Consigned Metal and the products manufactured therefrom. Prior to shipment of any Consigned Metal hereunder by A-Mark, Consignee shall furnish to A-. Mark an endorsement naming A-Mark as loss payee of such insurance and provide A Mark with at least thirty (30) days I prior written notice of cancellation, non renewal or amendment thereof.

If the Consignee shall generally not, or be unable to, or shall admit in writing its inability to pay its debts as such debts become due, or shall make an assignment for the benefit of creditors or shall commence or be the subject of any proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, then Consignee shall immediately return to A-Mark all the Consigned Metal.

5.    CONSIGNMENT FEE. Consignee shall pay to A-Mark a consignment fee calculated at the rate of (%) per annum based on a year of 365 days on the monthly average Value of the Consigned Metal. The monthly average Value shall be determined by adding the Value of Consigned Metal outstanding at 5:00 P.M. (PST) each day during a calendar month and then dividing by the number of days in that month. A Mark may, with thirty (30) days prior written notice, and in A-Mark's sole discretion, effect an increase or a decrease in the consignment fee, and such new consignment fee shall apply on the first day following the notice period.

6.    TERM. Either party may terminate this Agreement, without cause, at any time upon thirty (30) days' prior written notice to the other party, except that all obligations of Consignee arising prior to the effective date of such termination shall survive the termination of this agreement.

7.    PURCHASE OF CONSIGNED METAL. Consignee may purchase any portion or all of the Consigned Metal in its possession during the term of this Agreement, under the terms of the trading agreement in effect between the parties, by notice to A-Mark by telephone or telex. At Consignee's option, as specified in the notice to A-Mark, the purchase price shall be the prevailing premium for the form and fineness of the Consigned Metal being purchased by Consignee plus the value of the troy ounces of Consigned Metal based on one of the following standards: a) A-Mark's prevailing spot price at the time of receipt of such notice, or b) the next-quoted London Bullion Brokers' second gold daily fixing price.

8.    RETURN OF CONSIGNE~ METAL. Immediately upon (a) A-Mark's demand for the return of any or all of unsold Consigned Metal, but not later than ten (10) Business Days of such demand, or (b) the termination of this Agreement, Consignee shall return to A Mark and A-Mark shall have received all Consigned Metal which has not been purchased by Consignee. Consignee may, at any time during the term of this Agreement after at least two (2) Business Days' advance written notice to A-Mark, return all Consigned Metal not purchased by Consignee to A-Mark. Consignee shall bear all risk of loss until actual receipt and acceptance of the Consigned Metal by A-Mark. All such shipments shall be accompanied by 24 hour advance notification to A-Mark alerting A-Mark of the shipment, stating the date of shipment, the method of shipment and the identity and quantity of Consigned Metal being shipped. All material returned to A-Mark for any reason will be shipped at Consignee's risk and expense, shipped fully insured, prepaid to A-Mark's address or address designated by A-Mark via a third party common carrier. Any Consigned Metal not received by A-Mark 00 the date ·as required in this section, shall be deemed purchased by Consignee at the value described in Section 1, with such value due and payable on the date the Consigned Metal was to be received by A-Mark.

A-Mark    and Consignee acknowledge that the Consigned Metal is fungible and, accordingly,    Consignee may return to A-Mark any precious metal in the same type, form, quality,     quantity, and fineness as the Consigned Metal delivered to Consignee. If, because of the form of the Consigned Metal it is impossible for Consignee to return the exact number of troy ounces of fungible precious metal, A-Mark shall. pay to Consignee, promptly after receipt by A-Mark of the returned precious metal, for any excess quantities returned, at the Value of the excess quantity on the date of its receipt by A-Mark, or Consignee shall pay to A-Mark, in advance of delivery, for any deficiencies in the quantities returned, at the Value of the deficit quantity on the payment date, whichever applies.    For the purposes of making such payments,

Value is to be calculated using the price defined in Paragraph 7 multiplied by the excess quantities or deficit quantities of precious metal returned, whichever is applicable.

A-Mark and Consignee further acknowledge that A-Mark may demand the return of Consigned Metal even though such Consigned Metal shall be a constituent part, or have been used in the production or manufacture of goods for resale by Consignee.

9.    TITLE: At all times, from shipment of Consigned Metal to Consignee until the purchase and payment in full to A-Mark by Consignee for such Consigned Metal, title to the Consigned Metal and title to the Consigned Metal contained in the goods produced or manufactured therefrom shall be and remain vested in A-Mark and at no time shall Consignee have the right or ability to create in any third party any property interest or security interest in Consigned Metal or in any goods produced or manufactured therefrom, or in any portion thereof. If required by applicable law to perfect A-Mark's ownership interests in Consigned Metal or in any goods produced or manufactured therefrom, Consignee will place signs or publish notices (or take other actions as may be required) evidencing A-Mark's ownership of the Consigned Metal.

10. PAYMENT. Payments required to be made by Consignee to A-Mark for purchase of Consigned Metal subject to Paragraphs 7 and 8, except for payment due when Consigned Metal was not received by A-Mark, shall be made in the following manner: a) by bank wire transfer, sent to A-Mark's designated account no later than two (2) Business Days following purchase, or b) by cashier's check received by A-Mark within two (2) Business Days following purchase. Payment required for purchases of Consigned Metal subject to Paragraph 2 above must be received by A-Mark within one (1) Business Day of purchase in the same manner as set forth above.

Payments of fees subject to Paragraph 5 shall be payable by check or bank wire on the 15th day following the end of each calendar month or on the 15th day following termination of this Agreement whichever is sooner. A-Mark will endeavor to provide Consignee an invoice by the 10th day of each month, or in the case of termination of this agreement, as soon after such termination as is possible setting forth the fee due with respect to the preceding month. Failure to do so shall not affect Consignee's obligation to pay such fee when and as required by this Agreement.

All payments due under the terms of this Agreement shall be made free of any set off or withholding, and unless otherwise stipulated, are due and payable upon demand by certified check or bank wire transfer.

Any assignee of A-Mark's rights hereunder may, upon notice to Consignee, require that payments hereunder be made to an account designated by such assignee; A-Mark hereby authorizes and directs Consignee to make such payments as directed by the assignee, and Consignee agrees to follow any such instructions by any such assignee.

11. TAXES. Consignee shall pay amounts equal to any taxes (local, state, and federal), however designated, which may now or hereafter by imposed upon the consignment, sale, ownership,    possession or use of the Consigned Metal, excluding only taxes on or measured by A-Mark's net income.

12. DEFECTS. Consignee shall, within 24 hours of receipt of Consigned Metal if consigned metal is delivered within the continental United States, and within 48 hours otherwise, notify A-Mark of any quantity variances or defects in Consigned Metal. A-Mark's sole responsibility    in the case of such variances or defects shall be to replace such Consigned Metal, and A-MARK SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL    DAMAGES.

13. RECORDS AND INSPECTION. Consignee shall keep accurate records showing, all Consigned Metal received from A-Mark, all items of inventory utilizing or produced from Consigned     Metal, all sales to customers of Consignee of inventory containing Consigned Metal, with the names and addresses of the customers, quantities sold, terms of sale, and quantity of Consigned Metal contained therein, all Consigned Metal remaining on hand, all inventory     containing Consigned Metal returned by or repossessed from customers of Consignee together with credits allowed, and all Consigned Metal returned to A-Mark. A Mark's representatives shall have the right to inspect and obtain copies of such records, on demand,    and, upon reasonable notice to inspect Consignee's premises or any location where Consigned Metal or collateral under this Agreement is located.

14. SECURITY AGREEMENT. As security for its obligations under this Agreement, Consignee grants to A-Mark a security interest in its interest in the Consigned Metal and goods produced or manufactured therefrom and all renewals, substitutions, replacements, additions,     accessions and proceeds thereto, and accounts receivable, contract rights, and chattel paper thereof. Consignee will execute and deliver to A-Mark one or more financing statements on form UCC-l acceptable to A-Mark and such other documents as may be requested by A-Mark to more fully evidence or perfect its security interest granted hereunder. Consignee shall not pledge, encumber, grant any liens or security interest in the Consigned Metal or in any goods produced or manufactured therefrom or in any portion thereof to any other party (a "Third Party Interest") except with the prior written consent of A-Mark and so long as any such Third Party Interest shall be subordinate to the security interest of A-Mark pursuant to subordination or intercreditor agreements in form and substance acceptable to A-Mark. A-Mark shall be entitled to receive a certificate from the appropriate governmental authorities certifying that there are no other filings against Consignee pertaining to the above collateral, or in the event there are presently any such filings, Consignee shall have obtained intercreditor or subordination agreements with such prior secured parties in form and substance satisfactory to A-Mark, such that A-Mark shall have a first and senior security interest.

15. DEFAULT. Upon (i) default by Consignee in the payment or performance of any of its obligations hereunder ,(ii) any material adverse change in the results of operations or financial condition of Consignee or any guarantor, or (iii) non-renewal of a letter of credit, if one is used as collateral, prior to the tenth (10) Business Day prior to its expiration, then A-Mark, at its option may terminate this Agreement, and/or Consignee shall at A-Mark's option: (a) within one (1) Business Day of A-Mark's demand, return to A-Mark, and A Mark shall have received, all the Consigned Metal, or (b) within one (1) hour of A-Mark's demand, purchase all the Consigned Metal at A-Mark's prevailing spot price plus A Mark's applicable premium. In the event that Consignee shall neither return, and A-Mark shall nothave received, the Consigned Metal, nor purchase the Consigned Metal from A Mark within the time periods set forth above in this Section 15, then it shall be deemed that Consignee has purchased the Consigned Metal for an amount equal to the purchase price of the Consigned Metal determined as of the date and time of the default based on A Mark's spot price plus A-Mark's applicable premium for such metal as of such date and time.

Amounts owing to A-Mark hereunder shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived. All amounts hereunder not paid when due shall, at A-Mark's sole discretion, bear interest at the maximum legally allowable rate, and A-Mark may also impose late charges in amounts sufficient to compensate for costs of collection.

16. NOTICES/PLACE OF BUSINESS. Except as otherwise provided in this Agreement, all notices, requests and demands provided for by this Agreement shall be deemed given when made by telecopy, telex or deposited in the U.S. mail, first-class postage prepaid, certified, with return receipt requested and addressed as follows:

To A-Mark:

A-MARK PRECIOUS METALS, INC.
100 Wilshire Blvd., 3d Floor
Santa Monica, CA 90401
Attn: Alison Adams
Telecopy # (310) 319-0279 / Telex # 69-1475

To Consignee:

Attn:

Either party may change its address by givmg notice to the other party hereto in the manner specified in this Paragraph, and any assignee of A-Mark's rights hereunder may require, upon notice to Consignee, that all notices be sent to said assignee.

17. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed within California, except with respect to perfection and the effect of perfection of security interests which shall be governed by the laws of the state in which the collateral is located. Consignee consents to the non-exclusive jurisdiction .of the courts of the State of California, located in the County of Los Angeles, or if assigned, the courts of the state as designated by assignee to Consignee, for any action arising out of this Agreement and waives any defense to such jurisdiction based on venue or inconvenient forum.

18. NO WAIVER. No failure or delay by either party in exercising or enforcing any of its respective rights herein or in requiring strict compliance with the terms hereof in anyone or more instances, and no course of conduct by either party, shall constitute a waiver of either party's rights hereunder.

19. HEADINGS. The headings of this Agreement are for convenience of reference only and shall not be construed to define or limit any terms hereof.

20. ENTIRE AGREEMENT. This Agreement and the trading agreement in effect between the parties constitutes the entire agreements between the parties hereto with respect to the consignment,    purchase, and sale of Consigned Metal and supersedes all prior communications, representations, or agreements between the parties with respect to subject matter.    This Agreement may be amended only in writing, making specific reference to this Agreement and signed by both parties. Any terms and conditions which may be contained in any of A-Mark's or Consignee's purchase orders, acknowledgements, invoices or other forms which may be sent in connection with this Agreement, where inconsistent with the terms of this Agreement, shall be deemed to be superseded by this Agreement, and of no force and effect.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

21. ATTORNEY'S FEES AND COLLECTION CHARGES, In the event of a default under this Agreement, in addition to all amounts owing to A-Mark hereunder, A-Mark shall be entitled to collect costs of collection, including but not limited to actual attorney's fees incurred in connection with the protection or realization of collateral or in connection with A-Mark's collection efforts, whether or not A-Mark brings an action to enforce its rights or for a declaration of its rights hereunder. All such actual costs and expenses of the amount due shall be payable on demand and until paid shall bear interest at the maximum legally allowable rate.

22. ASSIGNABILITY. A-Mark may assign its rights under this Agreement without notice to or consent of Consignee, and such assignee shall succeed to all of the rights of A-Mark hereunder and shall be entitled to enforce all such rights as provided hereunder (including, without limitation, the right to demand the return of Consigned Metal under Section 8 hereof and the right to enforce the remedies set forth under Section 15 hereof) and otherwise as provided by law; provided, however that such assignee shall not assume or be deemed to assume any of the obligations of A-Mark either hereunder or under any other agreement between A-Mark and Consignee and shall not be subject to any right of offset, counterclaim or defense that Consignee might have against A-Mark. Consignee may not assign its rights or obligations under this Agreement.

23. RIDERS/EXHIBITS - Rider A is attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the parties have executed this Agreement on

A-MARK PRECIOUS METALS, INC. A New York Corporation

By:		By:
Rand LeShay
Senior Vice President

By:		By:
Deborah Spinosa
Executive Vice President